Exhibit 21.1

LIST OF THE REGISTRANT’S SUBSIDIARIES

Name	Jurisdiction of Organization
Eldorado HoldCo LLC	Nevada
Eldorado Resorts LLC	Nevada
Eldorado Limited Liability Company Circus and Eldorado Joint Venture, LLC	Nevada Nevada
CC-Reno, LLC	Nevada
Eldorado Shreveport #1, LLC	Nevada
Eldorado Shreveport #2, LLC	Nevada
Eldorado Casino Shreveport Joint Venture	Louisiana
Shreveport Capital Corporation	Louisana
MTR Gaming Group, Inc.	Delaware
Mountaineer Park, Inc.	West Virginia
Presque Isle Downs, Inc.	Pennsylvania
Scioto Downs, Inc.	Ohio
Racelinebet, Inc. Isle of Capri Casinos LLC Black Hawk Holdings, L.L.C.	Oregon Delaware Colorado
Capri Insurance Company	Hawaii
CCSC/Blackhawk, Inc.	Colorado
IC Holdings Colorado, Inc.	Colorado
IOC-Black Hawk Distribution Company, LLC	Colorado
IOC-Boonville, Inc.	Nevada
IOC-Cape Girardeau LLC	Missouri
IOC-Caruthersville, L.L.C	Missouri
IOC-Kansas City, Inc.	Missouri
IOC-Lula, Inc.	Mississippi
IOC-PA, L.L.C. IOC-Vicksburg, Inc.	Pennsylvania Delaware
IOC-Vicksburg, L.L.C.	Delaware
IOC Black Hawk County, Inc.	Iowa
IOC Holdings, L.L.C.	Louisiana
Isle of Capri Bettendorf, L.C.	Iowa
Isle of Capri Black Hawk, L.L.C.	Colorado
PPI, Inc.	Florida
Rainbow Casino-Vicksburg Partnership, L.P.	Mississippi
St. Charles Gaming Company, L.L.C.	Louisiana